Exhibit 99.1

Innovative Solutions & Support, Inc. Announces Results for Second Quarter 2006 and six months ended March 31, 2006

EXTON, Pa.—(BUSINESS WIRE)—Apr. 26, 2006—Innovative Solutions & Support, Inc. (NASDAQ:ISSC) today announced financial results for the second quarter and year-to-date periods ended March 31, 2006.

Total backlog at the end of the second quarter was $28.3 million, a 56% increase from $18.2 million at the end of the first quarter. The growth was the result of both Flat Panel Display System and Air Data orders. Flat Panel Display Systems backlog reached $16.3 million at quarter end, a 35% improvement from the first quarter and accounted for 57% of total company backlog for the quarter. Air Data backlog also grew nearly 100% to $12.1 million at the end of March, the highest level in the last four quarters.

New business orders have increased quarter over quarter for the past three quarters and in the first half of fiscal 2006 amounted to $24.5 million.

In the second quarter, Flat Panel Display System sales were $1 million, up from $0.3 million in the prior year’s second quarter. Total second quarter revenues were $3.7 million compared to $19.0 million in the prior year’s second quarter. For the six months ending March 31, 2006, Flat Panel Display System sales were $4.1 million, an increase from the prior year’s first half of more than 550%. Total revenues were $9.2 million compared to $40 million for the first six months of fiscal 2005, which benefited from RVSM compliance deadlines.

Roman Ptakowski, President of Innovative Solutions & Support, Inc., commented, “Our Flat Panel Display Systems business continues to gain momentum as evidenced by the upturn in sales as well as the record backlog level in the quarter. We continue to experience accelerating interest from an increasing variety of markets and our Flat Panel Systems strategy - targeting markets consisting of large numbers of aircraft, furthering our price leadership, and exploring partnerships and other alliances that can help drive growth – remains intact. At the same time, demand for our Air Data products improved reflecting replacement needs for aging aircraft. “

In the second quarter, the company reported a net loss of $(778,000) or $(0.04) per fully diluted share. This compared to $6.3 million of income or $0.34 per fully diluted share in the second quarter of fiscal 2005. The Company ended the period with $72.3 million of cash after purchasing 961,610 shares of its common stock at a cost of $13.7 million during the quarter. Please refer to the accompanying schedules highlighting our Statement of Operations and Balance Sheet.

Mr. Ptakowski continued, “Our revenues this quarter were impacted by a delay in the certification process with the FAA which, in turn, precluded us from shipping firm orders. The direction of our backlog, however, reflects the growing acceptance of our Flat Panel System in the marketplace and the ongoing demand for Air Data products. Despite the year over year revenue and earnings decline, the company still delivered gross margins in excess of 40% and continued to invest strongly in Flat Panel Display Systems, aircraft certification efforts and other products to ensure the company’s future.”

The company will host a conference call tomorrow morning, April 27, 2006 at 9:30 am local time (EST) to discuss these results as well as our business outlook. Please call in to participate at (888) 335-5539, conference ID# 7285267. Also, our web site (www.innovative-ss.com) will carry the conference call live and have it available for subsequent listening for a period of 30 days.

Headquartered in Exton, PA. Innovative Solutions & Support, Inc. (www.innovative-ss.com) is a systems integrator engaged in the design, manufacture and marketing of Flat Panel Display Systems, Air Data, Flight Information Computers, Engine and Fuel Measurement and Control Computers and advanced monitoring systems that measure and display critical flight information. This includes data relative to aircraft separation, airspeed and altitude as well as other instrument measurements.

Certain matters contained herein that are not descriptions of historical facts are “forward-looking” (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflects management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Mr. James Reilly at (610) 646-9800

Innovative Solutions and Support, Inc.

Balance Sheet

	March 31, 2006	September 30, 2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$72,252,681	$83,172,582
Accounts receivable	2,633,800	5,479,936
Inventories	4,307,417	3,911,626
Deferred income taxes	764,042	956,070
Prepaid expenses	2,433,037	4,028,498
Total current assets	82,390,977	97,548,712

Property and equipment, net	9,179,698	9,361,052

Other assets	347,114	125,114

TOTAL ASSETS	$91,917,789	$107,034,878

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of note payable	$100,000	$100,000
Current portion of capitalized lease obligation	7,891	7,257
Accounts payable	389,096	305,516
Accrued expenses	2,303,832	3,503,814
Deferred revenue	275,649	176,650
Total current liabilities	3,076,468	4,093,237

Note payable	4,235,000	4,235,000
Capitalized lease obligation	8,574	13,113
Deferred revenue	156,227	191,463
Deferred income taxes	532,408	635,967

SHAREHOLDERS’ EQUITY:
Common stock	18,063	18,047
Additional paid-in capital	42,481,545	41,926,318
Retained earnings	55,150,202	55,921,733
Treasury stock	(13,740,698)	—
Total shareholders’ equity	83,909,112	97,866,098

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$91,917,789	$107,034,878

Innovative Solutions and Support, Inc.

Statement of Operations

	Three months ended		Six months ended
	March 31,		March 31,
	2006	2005	2006	2005

Revenues	$3,744,752	$19,001,021	$9,150,139	$37,979,825

Cost of Sales	2,194,718	5,777,273	4,896,736	11,959,415

Gross profit	1,550,034	13,223,748	4,253,403	26,020,410

Research and development	1,916,788	1,548,468	3,451,789	2,819,999
Selling, general and administrative	2,200,650	2,303,928	4,097,486	4,332,395

Operating income (loss)	(2,567,404)	9,371,352	(3,295,872)	18,868,016

Interest income	819,626	428,325	1,601,071	711,575
Interest expense	(44,483)	(39,395)	(87,995)	(79,134)

Income (loss) before income taxes	(1,792,261)	9,760,282	(1,782,796)	19,500,457

Income tax expense (benefit)	(1,014,605)	3,486,443	(1,011,265)	7,033,815

Net Income (loss)	$(777,656)	$6,273,839	$(771,531)	$12,466,642

Net Income (loss) per Common Share
Basic	$(0.04)	$0.35	$(0.04)	$0.70
Diluted	$(0.04)	$0.34	$(0.04)	$0.68

Weighted Average Shares Outstanding
Basic	17,674,391	17,781,957	17,866,910	17,766,965
Diluted	17,674,391	18,316,479	17,866,910	18,293,080